[Dorsey & Whitney LLP]

Allianz Variable Insurance Products Trust 5701 Golden Hills Drive Minneapolis, MN 55416

Dear Sir/Madam:

Reference is made to Post-Effective Amendment Number 37 to the Registration Statement on Form N-1A (file No. 333-83423) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by the Allianz Variable Insurance Products Trust (the “Trust”) of an indefinite number of shares of beneficial interest of the AZL Pyramis Core Bond Fund (the “Fund”).

In rendering the opinions hereinafter expressed, we have reviewed such questions of law and examined certificates of public officials, and such other documents as we have deemed necessary as a basis for such opinions.  As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied upon certificates of public officials and of responsible officers of the Trust.  In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

We are of the opinion that:

(a)           the Trust is a legally organized statutory trust under Delaware law; and

(b)
the shares of beneficial interest to be sold by the Fund will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the manner set forth in said Registration Statement.

We consent to the reference to this firm under the caption “Management of the Trust – Legal Counsel” in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

Dated:  July 24, 2012

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

MJR